Exhibit 10.49

MATTEL, INC.

HOURLY EMPLOYEE PERSONAL INVESTMENT PLAN

SECOND AMENDMENT TO THE JANUARY 1, 2006 RESTATEMENT

WHEREAS, Mattel, Inc. (the “Company”) desires to amend the Plan to clarify the provisions of the automatic enrollment feature;

NOW THEREFORE, the Plan is hereby amended effective as of January 1, 2008, as follows:

1. Section 5.1(b) is amended and a new Section 5.1(c) and a new Section 5.1(d) are added to read as follows:

“(b) Except as provided in Section 5.1(d), a Participant who is first hired, or newly rehired on or after January 1, 2008 who has not elected to have Compensation reduced in accordance with Section 5.1(a) shall be deemed to have elected under Section 5.1(a) to have Compensation reduced by two percent (2%) beginning as soon as administratively practicable following the date the Eligible Employee becomes a Participant. Effective for Plan Years beginning on and after January 1, 2008, except as provided in Section 5.1(d), a Participant who was not first hired or newly rehired during such Plan Year and who has not elected to have Compensation reduced in accordance with Section 5.1(a) shall be deemed to have elected under Section 5.1(a) to have Compensation reduced by two percent (2%) beginning as soon as administratively practicable on or following April 1 of such Plan Year. Each affected Participant may elect at any time, in accordance with procedures established by the Committee or its designee, not to have Compensation so reduced, or to have Compensation reduced by a different percentage allowed under Section 5.2, which election shall become effective as soon as administratively practicable following receipt of the Participant election. Before-Tax Contributions made pursuant to this automatic election shall be invested in a default investment fund designated for such purpose by the Committee, unless the Participant elects to have such contributions invested otherwise in accordance with Article IV.

(c) Unless a Participant elects otherwise and except as provided in Section 5.1(d), any affirmative election or deemed election to have Compensation reduced by less than six percent (6%) shall be automatically increased by one percent (1%), effective as soon as administratively practicable on or following the first April 1 that is at least 90 days after such initial affirmative or deemed deferral election and as soon as administratively practicable on or following each April 1 thereafter until such election has been increased to a deemed deferral election of six percent (6%) of Compensation.

(d) The Committee may provide that certain divisions, organizational units or classifications of Employees will not be subject to the automatic enrollment provisions of Section 5.1(b) or the automatic escalation provisions of Section 5.1(c)

and shall establish rules and procedures regarding such designations, which rules and related procedures shall be binding upon Participants.”

IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed by its duly authorized officer this 22nd day of May, 2009, effective as of the date set forth above.

MATTEL, INC.

By:	/s/ Alan Kaye

Name:	Alan Kaye

Title:	SVP Human Resources

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